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                                                                   EXHIBIT 4

                               CVS Corporation
                                One CVS Drive
                             Woonsocket, RI 02895

                                                                  As of
                                                                  June 24, 1997

Ms. Sheli Rosenberg
Zell/Chilmark Fund, L.P.
2 North Riverside Plaza
Chicago, Illinois 60606

Dear Sheli:

        This letter is in reference to the Registration Rights Agreement dated as of May 29, 1997 (the "RRA") entered into in connection with the CVS/Revco merger transaction completed on that date. Capitalized terms (not otherwise defined herein) are used in this letter as defined in the RRA.

        As you know, we have been discussing the mutual desirability of marketing the CVS shares received by you (and the other Holders) in the merger in an organized, co-ordinated manner through a secondary underwritten offering (the "Proposed Offering"). We plan to file, on or about July 17, 1997, a registration statement on Form S-3 under the Securities Act of 1933 relating to the Proposed Offering. If the registration statement is not reviewed by the Commission, subject to market conditions, CS First Boston (lead underwriter for the Proposed Offering) expects that the Proposed Offering will be priced on or about July 24, 1997. If the registration statement is reviewed, we expect that, subject to market conditions, the Proposed Offering will be priced in mid-August. All Holders will be invited to sell Registrable Securities in the Proposed Offering.

        As discussed with you, CVS management will actively participate to assist the marketing effort, and we look forward to executing a mutually beneficial offering.

        In light of the Proposed Offering, we confirm that we will not be filing the Required Shelf Registration at this time (as would otherwise be required under Section 2.01 of the RRA). Sections 2.03, 2.05, 2.06, 2.07 and
2.08 and Articles 1 and 3 of the RRA will apply to the Proposed Offering and the related registration


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(as if the registration were under Section 2.02 of the RRA), provided that the
Proposed Offering shall not be deemed to be the Demand Registration contemplated by said Section 2.02.

        Subject to any restrictions contained in the underwriting agreement relating to the Proposed Offering, you may after the date hereof request that we file the Required Shelf Registration promptly with the Commission, and upon such request we shall use our reasonable best efforts to have the Shelf Registration Statement declared effective by the Commission as soon as practicable after such shelf filing. Upon such request in accordance with the preceding sentence, nothing in this letter will affect the rights of Holders with respect to the Required Shelf Registration in accordance with the RRA. In addition, nothing in this letter will affect the rights of Holders to the Demand Registration in accordance with the RRA (it being understood that if the Holders waive their rights to the Required Shelf Registration, then the Shelf Termination Date will be deemed to have occurred on the date of such waiver).

        In addition, we confirm that this letter agreement (being executed by the Issuer and a Holder representing a majority of the Registrable Securities) hereby effects the following amendments to the RRA:

                (i) Clause (ii)(B)(3) of the definition of "Holder" in Section
        1.01 of the RRA is hereby amended by (1) adding the expression "(x)" immediately after the "(3)" and before "a" in such clause and (2) adding the following at the end of such clause prior to the period:" or
        (y) an individual that has a direct or indirect equity interest in a general partner or limited partner of Zell/Chilmark and has received Registrable Securities directly or indirectly from Zell/Chilmark."

                (ii) The definition of "Zell Holder" in Section 1.01 of the RRA is hereby amended and restated in its entirety as follows:

                        "Zell Holder" means Zell/Chilmark, any Affiliate of
                Zell/Chilmark that is a Holder, each partner of Zell/Chilmark referred to in clause (ii)(B)(3)(x) of the definition of "Holder", and each individual referred to in clause
                (ii)(B)(3)(y) of the definition of "Holder".

                (iii) The definition of "Registrable Securities" in Section
        1.01 of the RRA is hereby amended by adding the following new sentence at the end of such definition:" For purposes of the proviso to clause
        (ii) of the preceding sentence, Common Stock held by individuals referred to in


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        clause (ii)(B)(3)(y) of the definition of "Holder" will be disregarded, and such individuals will be deemed not to be Zell Holders, for purposes of the determination under clause (x) of such proviso of whether all Registrable Securities held by all Zell Holders could at the time in question be sold without violation of applicable Rule 144 volume limitations."

        Subject to the foregoing, the RRA will remain unchanged and in full force and effect.

        Please confirm that the foregoing reflects our agreement by executing a copy of this letter in the space indicated below and faxing it to me at 401-762-3012.


                                                Very truly yours,

                                                /s/ Chuck Conaway
                                                -----------------
                                                Chuck Conaway
                                                Executive Vice President and
                                                 Chief Financial Officer


Accepted and Agreed to:

Zell/Chilmark Fund, L.P.

By: ZC Limited Partnership, general partner

By: ZC Partnership, general partner

By: ZC, Inc., a partner


By: /s/ Rod Dammeyer
    ----------------
    Name: Rod Dammeyer
    Title: Vice President






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